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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Noble Energy, Inc.:

We consent to the use of our reports dated March 11, 2005, with respect to the consolidated balance sheets of Noble Energy, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows and shareholders' equity and other comprehensive income for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, incorporated by reference herein.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2003, the Company changed its method of accounting for asset retirement obligations.

Houston, Texas
May 16, 2005

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Consent of Independent Registered Public Accounting Firm